Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 2, 2018, by and among (i) Philotimo Fund, LP, Kanen Wealth Management, LLC, and David L. Kanen (collectively, the “Kanen Group”), (ii) Anthony Ambrose, (iii) Alan B. Howe (iv) PADNOS (v) Jeffrey S. Padnos and (vi) S. Shariq Yosufzai (each a “Party” to this Agreement, and collectively, the “Parties” or the “Group”).

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Aqua Metals, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties desire to form the Group for the purpose of (i) seeking the election of director candidates and proposing business at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the Group jointly agrees in writing to undertake in connection with their respective investment in the Company.

NOW, IT IS AGREED, this 3rd day of April 2018 by the Parties hereto:

A.                In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

B.                 So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

C.                 Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies in favor of the business proposed by the Kanen Group at the 2018 Annual Meeting and the election of the persons nominated by the Kanen Group to the Board at the 2018 Annual Meeting, (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the Group jointly agrees in writing to undertake in connection with their respective investment in the Company.

D.                Each of the Parties hereto agrees that any Securities and Exchange Commission filing, press release, Company communication or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be first approved by the Kanen Group, or its representatives, which approval shall not be unreasonably withheld; provided that in addition, any disclosures therein with respect to any Party shall also be approved by such Party (it being understood that any such disclosure that is consistent with and does not go beyond information provided by such Party or that has been previously approved by such Party shall not require any further approval from such Party).

E.                The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Each Party agrees to use its reasonable efforts to avoid taking any action that may cause any other person or entity to be deemed to be a member of the Group without the prior consent of the Kanen Group. Nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

F.                 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

G.                This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

H.                Any Party hereto may terminate its membership in the Group, and its rights and obligations under this Agreement, on 24 hours’ prior written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

I.                   Each Party acknowledges that Olshan shall act as counsel for the Group and the Kanen Group relating to their investment in the Company.

J.                  Each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

KANEN WEALTH MANAGEMENT, LLC

By:	/s/ David L. Kanen
	Name:	David L. Kanen
	Title:	Managing Member

PHILOTIMO FUND, LP

By:	Kanen Wealth Management, LLC its general partner

By:	/s/ David L. Kanen
	Name:	David L. Kanen
	Title:	Managing Member

/s/ David L. Kanen
DAVID L. KANEN

/s/ Anthony Ambrose
ANTHONY AMBROSE

/s/ Alan B. Howe
ALAN B. HOWE

PADNOS

By:	/s/ Jeffrey S. Padnos
	Name:	Jeffrey S. Padnos
	Title:	Chairman

/s/ Jeffrey S. Padnos
JEFFREY S. PADNOS

/s/ S. Shariq Yosufzai
S. SHARIQ YOSUFZAI